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                                                                    Exhibit 3.18

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                              BUCKEYE MT. HOLLY LLC

                         DATED AS OF SEPTEMBER 10, 1999

                                 BY AND BETWEEN

                             BUCKEYE LUMBERTON INC.

                                       AND

                              BUCKEYE MT. HOLLY LLC
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                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                              BUCKEYE MT. HOLLY LLC

      THIS LIMITED LIABILITY COMPANY AGREEMENT of BUCKEYE MT. HOLLY LLC is made as of the 10th day of September, 1999, by Buckeye Lumberton Inc., a North Carolina corporation (the "Member"), and Buckeye Mt. Holly LLC, a Delaware limited liability company (the "Company").

                                    RECITALS:

         WHEREAS, the Member wishes to form a limited liability company pursuant to the Delaware Limited Liability Company Act, Title 6, Section 18-101 et seq. of Delaware Code, as amended from time to time (the "Act") by filing the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware and by entering into this Agreement, for the purposes described in Article 2 hereof.

         NOW, THEREFORE, in consideration of the agreements and obligations set forth herein, the Member and the Company agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

      As used in this Agreement, the following underlined terms shall have the following meanings:

      1.1 Agreement. This Limited Liability Company Agreement, including any instruments incorporated by reference, as amended from time to time.

      1.2 Available Cash. As of any date, the cash of the Company as of such date less such portion thereof as the Board of Managers determine to reserve for Company expenses, debt payments, capital improvements, replacements and contingencies.

      1.3 Capital Contribution. With respect to the Member, the amount of money and the initial gross asset value of any property (other than money) contributed to the Company with respect to the Member Interest held by the Member.

      1.4 Company. Buckeye Mt. Holly LLC, a Delaware limited liability company.

      1.5 Board of Managers. The Managers of the Company that will have the authority and powers set forth in Article 6.

      1.6 Member. The sole member is Buckeye Lumberton Inc.

      1.7 Member Interest. As to the Member, its capital account, percentage interest, right to distributions, right to profits and losses, right to manage the Company, and any other rights which such Member has in the Company pursuant to this Agreement or otherwise.
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      1.8 Person. A natural person or an entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, trust or business trust.

                                   ARTICLE 2.
                                     GENERAL

      2.1 Registered Office and Agent. The registered office of the Company in the State of Delaware and the Company's registered agent for service of process in the State of Delaware shall be Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805-1297.

      2.2 Character of Business of Company. The purpose of the Company is to conduct or engage in any lawful act or activity permitted under applicable law.

      2.3 Term. The Company shall continue until the Company is dissolved under
Article 8.

                                   ARTICLE 3.
                                     CAPITAL

      3.1 Capital Contributions. Upon the execution and delivery of this Agreement, the Member made a Capital Contribution of cash in the amount of $10.00. The Member may make, but shall not be required to make, any additional capital contribution to the Company.

                                   ARTICLE 4.
                                  DISTRIBUTIONS

      4.1 Distributions. Except as otherwise provided in this Agreement, the Company's Available Cash shall be distributed to the Member at such times and in such amounts as the Board of Managers may determine.

                                   ARTICLE 5.
                                   TAX STATUS

      5.1 Tax Status. The Member intends that the Company be disregarded for federal, state and local income tax purposes and that any income or loss of the Company will be treated as the income or loss of the Member for all such tax purposes.

                                   ARTICLE 6.
                         MEMBERS: MANAGEMENT OF COMPANY

      6.1 Board of Managers. The Company shall be managed by a Board of Managers comprised not fewer than two (2) or more than ten (10) persons (the "Board of Managers"). Except as otherwise provided herein, the Board of Managers of the Company shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities which the Board of Managers deems necessary, useful or appropriate for the management and conduct of the Company's business and affairs, including the execution and delivery of any and all instruments, certificates, documents and agreements in connection with the Company's business. Each Member of the Board of Managers shall be appointed by the Member and shall serve until removal, resignation or death.
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      6.2 Removal; Resignation; Vacancies. The Member may, at any time by written notice to any Manager, remove such Manager. Any Manager may resign at any time by giving written notice to the Member. Any such resignation shall take effect on the date of or specified in such notice or, if such notice is not dated and the date of resignation is not specified in such notice, on the date of the receipt of such notice by the Member. No acceptance of such resignation shall be necessary to make it effective. Upon the resignation of any Manager or other termination of a Manager's position with the Company, the Member may appoint a new Manager. Upon the resignation or other termination of the last remaining Manager, the Member shall appoint a new Manager. All appointments shall be by written notice from the Member to all Managers including any resigning and newly appointed Managers.

      6.3 Role of Member.

      (a) The Member shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Member shall have all of the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, the Act.

      (b) The Member shall have voting rights solely with respect to matters for which the approval of the Member is affirmatively required by the Act.

      6.4 Quorum. A majority of the Board of Managers as constituted for the time being shall constitute a quorum for the transaction of business, but a lesser number may adjourn any meeting and the meeting may be held as adjourned without further notice. When a quorum is present at any meeting, a majority of the Board of Managers present shall decide any matter or question brought before such meeting, except as otherwise provided by law or by this Agreement. The fact that a member of the Board of Managers has an interest in a matter to be voted on at the meeting shall not prevent his being counted for purposes of a quorum. In the event that a deadlock occurs on a matter or question before the Board of Managers, then the position of the Board of Managers with respect to such matter or question, and any duties and responsibilities connected therewith, prior to such deadlocked vote shall remain status quo.

      6.5 Delegation of Management to Officers. The Board of Managers may delegate management authority of the Company to Officers of the Company appointed by the Board. Each Officer shall hold office until his successor shall have been duly elected and shall have been qualified in accordance with the terms of this Agreement or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. An Officer serves at the pleasure of the Board of Managers, who may remove an Officer at any time with or without cause and who may eliminate any Officer position at any time. The removal of an Officer is without prejudice to the contractual rights of the Officer, if any. Any Officer may resign at any time and for any reason. In the event of a vacancy in any office because of death, resignation or removal, the Board of Managers shall elect a successor to such office.

      6.6 Informal Action by Managers. Any action required to be taken at a meeting of the Board of Managers, or any other action which may be taken at a meeting of the Board of Managers, may be taken without a meeting if all Managers consent to taking such action without a meeting. If all Managers consent to taking such action without a meeting, the affirmative vote
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of the majority of the Managers is the act of the Board. The action must be evidenced by one or more written consents describing the action taken, signed by each Manager, indicating each signing Manager's vote or abstention on the action, and shall be filed with the Company records reflecting the action taken.

                                   ARTICLE 7.
                         EXCULPATION AND INDEMNIFICATION

      7.1 Exculpation.

      (a) Neither the Member nor any agent of the Member, including any Manager or Officer (collectively, including the Member, the "Indemnified Parties"), shall be liable to the Company for mistakes of judgment or for any action or inaction, unless such mistakes, action or inaction arise out of, or are attributable to, the gross negligence, willful misconduct or bad faith of the Indemnified Party; nor shall any Indemnified Party be liable to the Company for any action or inaction of any employee or agent of the Company or a Manager. Any Indemnified Party may consult with counsel, accountants, investment bankers, financial advisers, appraisers and other specialized, reputable, professional consultants or advisers in respect of Company affairs and be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such persons, provided that they shall have been selected with reasonable care.

      (b) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 7.1 shall not be construed so as to relieve (or attempt to relieve) the Indemnified Parties of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law (including the Act), but shall be construed so as to effectuate the provisions of this Section 7.1 to the fullest extent permitted by applicable law (including the Act).

      7.2 Right to Indemnification.

      (a) The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any Indemnified Party who was or is made or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "Proceeding") by reason of such person's service to or on behalf of, or management of the affairs of, the Company, or rendering of advise or consultation with respect thereto, or that relate to the Company, its properties, business or affairs against all liability and loss suffered and expenses (including attorneys' fees and expenses) reasonably incurred by such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her action was unlawful; provided that the Company shall not indemnify any person for any liability resulting or arising from the gross negligence or willful misconduct of any such person. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner in which he or she reasonably believed to be
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in or not opposed to the best interests of the Company or, that he or she was grossly negligent or that he or she engaged in wilful misconduct, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful. The Company shall be required to indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by a Manager. The Company may, by action of any Manager, provide indemnification to employees or agents of the Company with the same scope and effect as the foregoing indemnification of the Member and the Manager provided for in this Section 7.2.

      (b) The right to indemnification conferred by this Section 7.2 shall be a contract right based upon an offer from the Company which shall be deemed to be accepted and acknowledged by each person who becomes a Manager of the Company.

      (c) Any indemnification made under this Section 7.2 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that such indemnification is proper in the circumstances because the person seeking indemnification has met the applicable standard of conduct set forth in Section 7.2(a). Such determination shall be made by (A) any Manager who is not a party to such proceeding or (B) by the Member.

      7.3 Prepayment of Expenses. The Company may, in its discretion, pay the expenses (including attorneys' fees) incurred by such Indemnified Party in defending any such proceeding in advance of its final disposition, provided that such advance payment shall be made only upon receipt of an undertaking, by or on behalf of such Indemnified Party, to repay all amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified under this Article 7 or otherwise.

      7.4 Claims. If a claim for indemnification or payment of expenses under this Article 7 is not paid in full by the Company within thirty (30) days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses (including attorney's' fees) of prosecuting such claim.

      7.5 Nonexclusivity of Rights. The rights conferred on any person by this
Article 7 shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, this Agreement or any other agreement, vote of the Member or otherwise.

      7.6 Insurance. The Company may maintain insurance, at its expense, to protect itself and the Managers or any employee, or agent of the Company against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against expense, liability or loss under applicable law.

      7.7 Amendment or Repeal. Any repeal or modification of this Article 7 by the Member shall not adversely affect any right or protection of an Indemnified Party existing at the time of such repeal or modification.

                                   ARTICLE 8.
                           DISSOLUTION OF THE COMPANY
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      8.1 Events of Dissolution. The Company shall be dissolved and terminated upon the earliest to occur of the following events of dissolution:

      (a) The dissolution or bankruptcy of the Member;

      (b) The entry of a decree of judicial dissolution under Section 18-802 of the Act; and

      (c) The consent of the Member.

      8.2 Winding Up. If any of the events set forth in Section 8.1 hereof occur, then the Company shall be dissolved and any assets shall be applied in the following order of priority:

      (a) To payment of the debts and liabilities of the Company (other than to the Member) in the order of priority provided by law;

      (b) To the establishment of reserves which are reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company;

      (c) To the payment of debts and liabilities of the Company to the Member; and

      (d) The remaining assets shall be distributed to the Member.

                                   ARTICLE 9.
                              NOTICES AND ADDRESSES

      9.1 Manner of Notices. All notices or other communications given or made under this Agreement shall be in writing and, whether addressed to the Company or the Member, to:

             Sheila Jordan Cunningham, Secretary and General Counsel
                            Buckeye Technologies Inc.
                               1001 Tillman Street
                            Memphis, Tennessee 38112

                                   ARTICLE 10.
                                  MISCELLANEOUS

      10.1 Amendments. This Agreement shall be amended only with the written consent of the parties hereto.

      10.2 Severability. If any portion of this Agreement is declared by a court of competent jurisdiction to be void or unenforceable, such portion shall be deemed severed from this Agreement and the balance of this Agreement shall remain in effect.

      10.3 Construction. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware.
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      10.4 Entire Agreement. This Agreement, together with any instruments incorporated into this Agreement by reference, constitutes the entire agreement with respect to this Company.

      IN WITNESS WHEREOF, this instrument has been executed by or on behalf of the parties hereto as of the date first written above.

                          MEMBER:

                          Buckeye Lumberton Inc.

                                                     By:
                                                        ------------------------
                                                     Its:
                                                         -----------------------


                          COMPANY:

                          Buckeye Mt. Holly LLC



                          Henry P. Doggrell, Vice President